HEWLETT-PACKARD COMPANY
  TAX SAVING CAPITAL ACCUMULATION PLAN

  This section is a "Summary Plan Description" as required by the Employee Retirement Income Security Act of 1974 (ERISA). This section provides the highlights of the Plan, but it is far shorter and less technical than the official Plan documents. The official Plan documents are always used to determine when and what benefits will be provided under the Plan.


  TAX SAVING CAPITAL ACCUMULATION PLAN

  You Will Find Information About: On Page:

  What TAXCAP Offers You                                    163
  TAXCAP: A Participant-Directed Investment Plan            164
  Who Can Join The Plan                                     166
  When You May Join The Plan                                166
  How Much You May Contribute                               166
  How Your Contributions Can Reduce Your Current Taxes      167
  How Much HP Contributes                                   167
  How Your TAXCAP Account Is Invested                       168
  When Payouts Are Made                                     170
  How You Can Borrow From Your Account                      171
  Special Rules For Acquisition Employees                   173
  How To Make Changes Or Receive Your Money                 174
  How To Claim Benefits                                     175
  If A Claim Is Denied                                      175
  How You Can Make Rollover Contributions                   175
  What Circumstances Can Affect Your Benefits               176
  How The Plan Is Funded                                    178
  How The Stock Purchase Plan Compares To TAXCAP            179

  What TAXCAP Offers You

  Your retirement income comes from three sources: HP retirement benefits, Social Security benefits and your personal savings. The Company offers the Hewlett-Packard Company Tax Saving Capital Accumulation Plan (TAXCAP) as an integral part of the Hewlett-Packard Retirement Program to help you accumulate personal savings for retirement.

  TAXCAP provides you with an incentive to save regularly for retirement on a pretax basis while receiving additional contributions from HP.

  The Plan in Brief

  HP administers and sponsors TAXCAP. HP determines eligibility for participation and benefits, interprets the Plan and authorizes certain transactions.

  Fidelity Investments (Fidelity), a group of affiliated financial service companies, is the full-service provider for TAXCAP. Full service is a package which offers recordkeeping, trustee and investment management services, as well as employee communications. Headquartered in Boston, with 82 branches nationwide, Fidelity is one of the largest and best known investment management organizations in the country. The firm currently manages more than $400 billion for more than 20 million individual and institutional accounts. As a leader in the mutual fund industry, Fidelity has developed both investment products and services that are now standard for the industry.

  If you are a regular full-time or regular part-time employee, hired on or after February 1, 1998, you are automatically enrolled in TAXCAP on your date of hire unless you decline participation. If you decline participation, you may join TAXCAP in any subsequent pay period. If you are a regular full-time or regular part-time employee hired before February 1, 1998, you may join in any pay period.

  If you are automatically enrolled in TAXCAP when you are hired, your contribution rate is 3 percent of your pay. You may change your contribution rate in any pay period.

  Under TAXCAP, you can elect to have HP contribute from 1 to either 10 or 20 percent of your pay into your TAXCAP account through payroll deductions. The maximum percent of your pay that you can contribute to TAXCAP each year is based on what you earned during the previous calendar year. If your total HP compensation for 1997 is less than an amount defined by federal tax laws ($80,000 for 1997), you can contribute up to 20 percent of your pay to TAXCAP during 1998. If your HP compensation for 1997 is greater then $80,000, you can contribute up to 10 percent of your salary.

  You may participate in both TAXCAP and the Stock Purchase Plan. If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at 6 percent or more, your combined TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent.

  HP makes a matching contribution of $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP makes a matching contribution of $.50 for every $1 you contribute on the next 2 percent of your pay. Contributions above 5 percent of your pay are not matched by HP.

  You choose how you want to invest your TAXCAP account among nine options: six mutual funds from the Fidelity family of funds, two mutual funds outside the Fidelity family of funds plus the HP Stock Fund. These options reflect risk versus investment return opportunities ranging from conservative to aggressive.

  Saving in TAXCAP reduces your current income taxes. This is because contributions to your TAXCAP account are made before federal and most state income taxes are calculated. In addition, you do not pay any taxes on amounts in your account as long as they remain in TAXCAP.

  TAXCAP is offered to help you meet your long range retirement goals. Your full account value can be paid when you leave HP or die. Because of the tax advantages the Plan offers you, the government limits withdrawals of your account before these events. While you are an active employee, you can make in-service withdrawals either after you reach age 59 1/2 or for reasons of hardship. You can also borrow money from your account while you are an active employee.

  The following pages describe the main provisions of TAXCAP. The ERISA Information section of this book contains administrative details and other information about the Plan.

  The following special terms used to describe the provisions of the Plan are more fully defined in the Glossary:

   o  fiscal quarter

   o  fiscal year

   o  pay

   o  Pension Benefit Guaranty Corporation (PBGC)

   o  TAXCAP

   o  valuation date

   o  vested

   o  years of service

  TAXCAP: A Participant-Directed Investment Plan

  TAXCAP requires that you decide how the assets in your account are invested. TAXCAP is intended to be a "404(c) plan" which means it is described in Section 404(c) of ERISA and Section 2550.404(c)-1 of Title 29 of the Code of Federal Regulations. Plan fiduciaries of a 404(c) plan like TAXCAP are not liable for plan losses that are the direct and necessary result of your investment instructions. The following information is given to you so that TAXCAP will comply with Section 404(c) and applicable regulations under ERISA.


  Required Information          Description of Information or Source
  -----------------------       ------------------------------------------

  Investment Alternatives       See page 168 of this HP Benefits Summary.
                                Also see the TAXCAP Quarterly Participant
                                Statement supplement mailed to your home every three months. Also see mutual fund prospectuses mailed to your home on request from Fidelity at 800-457-4015 and when you first invest in a mutual fund.

  Investment Managers           Fidelity Management and Research Company
                                serves as advisor to the Fidelity mutual funds offered under TAXCAP (except the HP
                                Stock Fund). Pilgrim Baxter & Associates serves as advisor to the Pilgrim Baxter
                                Growth Fund. Templeton Worldwide
                                Incorporated serves as advisor to the
                                Templeton Foreign Fund.

  Investment Instructions       See page 166 When You May Join The Plan
  By Participant                and page 169 Fund Information of this HP
                                Benefits Summary.

  Transaction Fees in           There are no transaction fees imposed on
  Connection with Purchase      the purchase, sale or exchange of the
  or Sale of Investment         investment alternatives in TAXCAP.  See
  Alternatives                  the mutual fund prospectuses for the
                                operating expenses imposed within each
                                mutual fund.

  Fund Prospectus on Initial    After the initial investment in a TAXCAP
  Investment                    investment alternative (other than the HP
                                Stock Fund), Fidelity will mail a copy of the most recent fund prospectus to the participant.

  Investment Alternative        Fidelity Management Trust Company, the
  Voting Rights                 TAXCAP Trustee, will mail the notice of
                                meetings and all proxy solicitation
                                materials relating to voting, tender or
                                similar rights to each participant invested in a TAXCAP investment alternative (other than the HP Stock Fund) to the extent voting rights in the mutual fund are available to fund investors. The procedures for voting HP stock are described in Section 4 of the Trust
                                Agreement Pursuant to the Hewlett-Packard
                                Company Tax Saving Capital Accumulation Plan available from HP upon request.

  HP Stock Fund -- Purchase,    Information regarding the purchase, Holding,
  Holding, Sale and Voting      and sale of HP stock and the exercise of
  of HP stock                   of voting, tender and similar rights with
  (see page 169 for             respect to HP Stock by participants is
  description of HP Stock       is maintained under procedures intended to
  Fund)                         safeguard confidentiality.  The purchase,
                                holding and sale of HP stock is governed by
                                the procedures described in this HP Benefits
                                Summary at page 166 WHEN YOU MAY JOIN THE
                                PLAN and at page 169 Fund Information.
                                Voting, tender and similar rights with
                                respect to HP stock are passed through to
                                participants and these rights are exercised
                                confidentially as with any HP shareholder.
                                The procedures for voting HP stock are
                                described in Section 4 of the Trust Agreement
                                Agreement Pursuant to the Hewlett-Packard
                                Company Tax Saving Capital Accumulation
                                Plan available from HP upon request.  These
                                procedures are monitored and carried out by:

                                1.   Fidelity Management Trust Company,
                                     as a plan fiduciary and TAXCAP Trustee
                                     82 Devonshire Street
                                     Boston, Massachusetts 02109
                                     Telephone: (617) 570-7000

                                2.   Harris Trust and Savings Bank, as
                                     HP's stock transfer agent and agent
                                     of the TAXCAP Trustee
                                     111 West Monroe Street
                                     Chicago, IL 60604
                                     Telephone: (312) 461-5545

  General and Participant        General and participant-specific invest-
  Specific Investment            ment information is provided by Fidelity
  Information                    Investments, 82 Devonshire Street, Boston,
                                 Massachusetts, 02109.  The following
                                 information sources can be requested from Fidelity by phone at 800-457-4015. The
                                 TAXCAP Quarterly Participant Statement and
                                 Statement Supplement are mailed to each
                                 participant every three months.

                                     INFORMATION SOURCES
  ------------------------------------------------------------------------

                          Mutual Fund   TAXCAP       Fidelity      TAXCAP
                          Prospectus    Annual/      Quarterly    Automated
                                      Semiannual    Participant     Phone
                                        Report     Statement and   Service
                                                     Statement
                                                     Supplement
                          -----------  ---------     ----------    --------

 A.  Annual Operating
     Expenses of Available
     Investment Alternatives   X

 B.  Copies of Prospectuses    X

 C.  Copies of Financial
     Statements and Reports
     of Available Investment
     Alternatives                          X

 D.  List of Assets in the
     Portfolio of Available
     Investment Alternatives               X

 E.  Value of Shares/Units
     in Available Investment
     Alternatives               X          X              X          X

 F.  Past and Current
     Investment Performance
     of Available Investment
     Alternatives               X                         X          X

 G.  Value of Shares/Units in
     Designated Investment
     Alternatives in
     Participant's Account                                X          X

 ---------------------------------------------------------------------------

 Who Can Join The Plan

 You are eligible to join TAXCAP if you are a regular full-time or regular part-time employee on the U.S. payroll except employees in Puerto Rico. You are not eligible to join TAXCAP if you are classified in any other employment status. If you meet the eligibility requirements and were hired before February 1, 1998, you may enroll in TAXCAP in any pay period. If you meet the eligibility requirements and are hired on or after February 1, 1998, enrollment is automatic unless you decline participation.

 When You May Join The Plan

 If you are hired on or after February 1, 1998, you will be automatically enrolled in TAXCAP on your date of hire unless you decline participation. If you decline participation, you may join in any subsequent pay period.

 If you were hired before February 1, 1998, you may enroll in any pay period. You can enroll in TAXCAP using HP's Telephone Activated Benefits Systems TABS. TABS phone number is 800-262-TABS (8227) or Telnet 857-TABS (8227). When you call TABS, you must enter your desired contribution rate and specify the investment mix you want in whole percent increments. Investment mixes must total 100 percent. Once you have enrolled in TAXCAP using TABS, your participation will begin in the following pay period.

 Your Beneficiary

 Once you enroll, you should also name a beneficiary to receive your TAXCAP benefits at your death. A TAXCAP Beneficiary Form #0070 is available on the Human Resources Web site. If you are married, your spouse will automatically be your sole beneficiary. If you wish to name someone other than your spouse as beneficiary for any part of your TAXCAP benefit, federal law requires that you obtain your spouse's written consent. The spouse's written consent must be given on the beneficiary form. This consent must be witnessed by a notary public. If your spouse does not provide consent, the full value of your account will be paid to your spouse in the event of your death, regardless of whom you have named as beneficiary. If you remarry, any previous consent is no longer valid and you must obtain your new spouse's consent. To change your beneficiary, you must complete a new beneficiary form and submit it to the U.S. Employee Service Center (USESC).

 If you do not name a beneficiary or if your beneficiary is not living at the time of your death payment of your TAXCAP account will be made, in the following order, to:

   o  your surviving spouse/domestic partner

   o  your surviving children in equal portions

   o  your surviving parents in equal portions

   o  your estate
How Much You May Contribute

 You may contribute up to 10 percent or 20 percent of your pay, depending on your annual HP compensation. Your earnings statement for the pay period ending December 15 will show the maximum percentage you are eligible to contribute for the following calendar year. Generally, pay is your regular wage or salary. Pay is defined more completely in the Glossary at page 213 for purposes of both determining the 10 or 20 percent contribution limit and the type of pay from which your contributions will be made.

 You may participate in both TAXCAP and the Stock Purchase Plan. If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at 6 percent or more, your TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent. These limits are shown in the following table:

   -------------------------------------------------------------------------
   The contribution rates in the first ten rows of the following table are available to you only if your total HP compensation for 1997 (or if you were hired after January 1, 1997, your annual rate of pay) does not exceed $80,000 (an amount defined by federal tax laws).
   --------------------------------------------------------------------------
                                                     Total
                                      Combined       TAXCAP
                                       TAXCAP       and Stock
                      Maximum         and Stock      Purchase
                       Stock           Purchase      Company
          TAXCAP      Purchase         Maximum       Matching
       Contribution  Contribution    Contribution  Contribution
            (%)         (%)             (%)            (%)

            20%         5%               25%          6.5%
            19%         5%               24%          6.5%
            18%         5%               23%          6.5%
            17%         5%               22%          6.5%
            16%         5%               21%          6.5%
            15%         5%               20%          6.5%
            14%         5%               19%          6.5%
            13%         5%               18%          6.5%
            12%         5%               17%          6.5%
            11%         5%               16%          6.5%
            10%         5%               15%          6.5%
             9%         5%               14%          6.5%
             8%         5%               13%          6.5%
             7%         5%               12%          6.5%
             6%         5%               11%          6.5%
             5%         5%               10%          6.5%
             4%         6%               10%          6.5%
             3%         7%               10%          6.5%
             2%         8%               10%          6.0%
             1%         9%               10%          5.5%
             0%        10%               10%          5.0%
 ----------------------------------------------------------------------------

 As soon as your TAXCAP contribution equals the maximum amount ($10,000 in 1998) allowed by the Internal Revenue Service, you may participate in the Stock Purchase Plan at 10 percent of your pay for the rest of the calendar year. If you are participating in the Stock Purchase Plan at the time you reach the TAXCAP IRS limit, your participation in the Stock Purchase Plan will be increased Automatically.

 You may change your contribution rate in any pay period. You can stop your contributions at any time. However, when your contributions stop, so does the company match. Once you have stopped, you can resume your contribution as of any February 1, May 1, August 1, or November 1. Your contributions are paid into the trust and invested in your designated investment alternatives on the scheduled HP paydays.

 How Your Contributions Can Reduce Your Current Taxes

 Federal and most state income taxes are based on the portion of your pay remaining after your contributions have been taken. Therefore, participating in TAXCAP lowers your current federal taxable income and possibly lowers current state and local taxable income.

      FOR EXAMPLE:

      Assume your annual pay is $35,000 and you elect to contribute 6 percent in TAXCAP. Your annual contribution will be $2,100. Although your actual pay is $35,000, your taxable pay will be $32,900. This is because you are contributing $2,100 in TAXCAP before taxes.

 As of late 1997, the state of Pennsylvania and some cities are the only tax-levying entities that consider your contributions to be part of your taxable income. Your contributions are also subject to FICA (Social Security withholding tax).

 How Much HP Contributes

 HP makes matching contributions of $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP makes matching contributions of $.50 for every $1 on the next 2 percent you contribute in the Plan. Contributions above 5 percent are not matched by HP. You do not pay any income taxes on HP's contributions until you receive them from the Plan.

          Your Contribution             HP Contributions
          ---------------------         ---------------------
          1 percent of your pay         1 percent of your pay
          2 percent                     2 percent
          3 percent                     3 percent
          4 percent                     3 1/2 percent
          5 percent or more             4 percent

 HP's contributions are paid into the trust and are invested in your designated investment alternatives after the end of each fiscal quarter. HP's contributions will be added to your account if you:

   o  Are an employee on the last business day of the fiscal quarter

   o Retired from HP during the fiscal quarter at age 55 or older with at least 15 years of service, as defined in the Retirement Plan.

   o  Died during the fiscal quarter.

 HP may commit to make minimum contributions to TAXCAP for a calendar year in advance of the time they are otherwise due. This commitment will be allocated to both your contributions and the HP matching contribution.

 How your TAXCAP Account is Invested

 You can choose to invest the money in your TAXCAP account among the nine investment alternatives described below. Investment earnings or dividends will be reinvested in the options you have chosen and included in your account balance. You can invest your account entirely in one option or you can divide it among the nine options, in any whole percentage combination. Investment mixes must total 100 percent.

      FOR EXAMPLE:

      You can choose to invest 100 percent in one option or choose to invest 15 percent in one option, 64 percent in another, 16 percent in a third, and 5 percent in a fourth.

 After the end of each pay period, your contributions are invested as you choose. In the following paragraphs, the options are described beginning with the most conservative and ending with the most aggressive.

  o Fidelity Retirement Money Market Portfolio - Retirement Money Market Portfolio is a money market fund. It seeks as high a level of current income as is consistent with the preservation of principal and liquidity. It invests in high-quality, U.S. dollar-denominated money market instruments of U.S. and foreign issuers. While the Portfolio seeks to maintain a $1.00 share price, there is no assurance that it will be able to do so. An investment in the Portfolio is not insured or guaranteed by the U.S. government. The Portfolio's yield will fluctuate.
     Retirement Money Market Portfolio is a conservative, relatively low-risk investment.

  o Fidelity Intermediate Bond Fund - Intermediate Bond Fund is an income fund. It seeks a high level of current income by investing primarily in high and medium grade fixed income obligations. These fixed income obligations include corporate bonds, mortgage securities, bank obligations and U.S. government and agency securities. The Fund's dollar-weighted average portfolio maturity ranges between three and ten years. The Fund's share price, yield and return will fluctuate.

  o Fidelity Spartan U.S. Equity Index Fund - Fidelity Spartan U.S. Equity Index Fund is a growth and income fund. It seeks investment results that correspond to the total return performance of the S&P 500 Index, which is comprised of common stocks. Dividend amounts will vary. The Fund's share price and return will fluctuate.

  o Fidelity Growth & Income Portfolio - Fidelity Growth & Income Portfolio is a growth and income fund. It seeks long-term capital growth, current income and growth of income. It invests primarily in the securities of companies with the potential for growth of earnings while paying current dividends. Consistent with the objective, the Portfolio's manager will generally sell securities of companies for which dividends fall to a level lower than the yield of the S&P 500. The Fund's share price, yield, and return will fluctuate.

  o Fidelity Magellan Fund - Magellan Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well-known and lesser-known companies with potentially above-average growth potential and a correspondingly higher level of risk. Securities may be of foreign and domestic companies. The Fund's share price and return will fluctuate.

  o Fidelity Contrafund - Fidelity Contrafund is a diversified growth fund. It seeks capital appreciation. It invests in the securities of companies that are believed to be undervalued or out of favor with the market. Contrafund invests in the common stock and securities convertible into common stock of all types of companies, and in all industries.
     Contrafund generally invests in smaller to medium size companies which may carry a higher degree of risk. From time to time, international securities may be purchased by the Fund. When market conditions warrant, the Fund may also invest temporarily in debt securities. The Fund's share price and return will fluctuate.

  o Templeton Foreign Fund - The Templeton Foreign Fund is an international stock fund. It seeks long-term capital growth by investing primarily in stocks of companies outside the United States. International investments can present the potential for expanded investment opportunities over domestic funds, significant growth potential, as well as an opportunity through diversification to reduce overall equity portfolio risk. Foreign investing can also involve special considerations, including currency fluctuations and political uncertainty. Share price and return will fluctuate.

  o Pilgrim Baxter Growth Fund - The PBHG Growth Fund seeks capital appreciation by investing in small companies that have an outlook for strong growth in earnings and potential for significant capital appreciation. To maximize returns and limit risk, a disciplined investment approach, which is both quantitative and fundamental in nature is employed. Because of the small, growth-oriented nature of the companies that the Fund invests in, the Fund's market price will undoubtedly experience more volatility than the market in general. There is no guarantee that the Fund will meet its objective and the price and returns will fluctuate.

  o Hewlett-Packard Stock Fund - The Hewlett-Packard Stock Fund enables you you to become a stockholder in the Company and to participate in HP's growth by investing almost exclusively in Hewlett-Packard Common Stock. Like a mutual fund, this option holds a small percentage of high-quality money market instruments providing the option with same day exchange-ability without the three-day-settlement period normally associated with purchases and sales of common stocks. Unlike a mutual fund, this option is neither a managed nor diversified portfolio and is subject to both the normal external factors affecting the general level of stock prices and to specific factors affecting HP. As a TAXCAP participant investing in the Hewlett-Packard Stock Fund, you have the right to vote the full shares of stock represented by your TAXCAP account. Each year before the annual meeting, information will be mailed to you that will enable you to exercise your voting right.

 If you do not specify how your account is to be invested, the entire amount will automatically be invested in the Fidelity Retirement Money Market Portfolio which is the most conservative investment.

 Once you are enrolled in TAXCAP you may change your investment mixes for future contributions in 1 percent increments as often as you feel necessary by calling Fidelity at their toll free number 800-457-4015. You may also exchange your current account balance as often as you feel necessary by calling Fidelity at this number.

 Fund Information

 To obtain your current account balances or performance and investment information about the funds offered in TAXCAP, call the Fidelity toll-free automated phone line at 800-457-4015, 24 hours a day, seven days a week.
 To access your account, you must have your Social Security number, and your Personal Identification Number (PIN) with Fidelity. To establish a Fidelity PIN, you will need to pass the security check by providing your Social Security number, your date of birth, and your employee number (eight digits you must enter leading zeros). The fund codes are:

    Fidelity Retirement Money Market Portfolio     0630
    Fidelity Intermediate Bond Fund                0032
    Fidelity Spartan U.S. Equity Index Fund        0650
    Fidelity Growth & Income Portfolio             0027
    Fidelity Magellan Fund                         0021
    Fidelity Contrafund                            0022
    Templeton Foreign Fund                         9500
    Pilgrim Baxter Growth Fund                     9706
    HP Stock Fund                                  8655

 To exchange existing assets from one investment option to another or to redirect your future contributions to a different investment option with the help of a Fidelity representative, you can call the same toll-free number, 800-457-4015. A Fidelity representative is on duty from 8:30 a.m. to 12:00 a.m. Eastern time. FIDELITY REPRESENTATIVES CAN ONLY GIVE INFORMATION ABOUT THE FUNDS AND LIMITED PLAN INFORMATION. THEY CANNOT PROVIDE FINANCIAL ADVICE.

 If you have a hearing impairment, you can call Fidelity toll-free at 800-835-5089 (if you have a TDD) to conduct account transactions or to get specific information about your TAXCAP account. A Fidelity representative will be available to answer your questions any business day from 8:30 a.m. to 12:00 a.m. Eastern time.

 Quarterly Participant Statements

 Approximately four weeks after the end of each fiscal quarter you will receive a statement from Fidelity summarizing all of your account activity since the last statement and the total value of your account.

 The information provided includes:

   o The beginning balance, which is the closing balance from the previous statement

   o  investment performance (gains or losses)

   o  investment elections (mixes)

   o  any fund exchange activities that you authorized for the quarter

   o  your contributions for the quarter

   o  loan information

   o  HP's matching contributions for the quarter

   o  your ending balance

 How You Vest in Your Account

 You are 100 percent vested in the value of all funds contributed to your account from the moment they are placed in your account. This includes your contributions, HP's matching contributions, rollover contributions, and gains or losses. The trustee holds the assets for your exclusive benefit and they cannot be used for any other purpose.

 Being immediately 100 percent vested does not mean you have immediate access to the funds. Rather, it means that 100 percent of your account can be distributed if you leave HP or die.

 When Payouts Are Made

 The primary purpose of TAXCAP is to help you meet your retirement goals. Therefore, your account value is only payable when you leave HP or die.
 EXCEPTIONS: While you are still an HP employee, you can request an in-service hardship withdrawal, or after you reach age 59 1/2, you can withdraw all or part of your account.

 When Your HP Career Ends

 The full value of your TAXCAP account is payable when you leave HP or die. The distribution options you have are:

   o  lump sum amount in cash payable to you

   o HP stock and cash (only available for that portion of your account invested in the HP Stock Fund) payable to you

   o a direct rollover from TAXCAP to a Fidelity Investments Individual Retirement Account (IRA)

   o a direct rollover from TAXCAP to any other Individual Retirement Arrangement or another employer's Qualified Retirement Plan

 At the time of termination, the U.S. Employee Service Center (USESC) will mail you information on how to complete the TAXCAP distribution process, including a federally required Tax Notice.

 Upon notice from the USESC of your termination, Fidelity will send to your home address a termination kit describing your distribution options.

 You will then be able to request your distribution by calling Fidelity Investments at 800-457-4015 on business days between 8:30 a.m. and 12:00 a.m. Eastern time, to speak with a Fidelity telephone representative. No distribution forms are needed.

 Any benefit paid from TAXCAP will be based on the closing price of the New York Stock Exchange on the business day you call Fidelity for your distribution (if you call before 4:00 p.m. Eastern time). If you call after 4:00 p.m. Eastern time, your distribution will be valued as of the close of the market on the following business day.

 Exceptions:

   o If you are an employee who had money transferred from the Avantek, AOT, EEsof, or CMS 401(k) plans to TAXCAP with the acquisition, you will be required to submit TAXCAP distribution forms including spousal consent. These forms will be provided to you by the USESC in the packet that is sent to your home at the time of your termination. The completed forms should be sent to TAXCAP Administration for processing.

   o If you are a beneficiary of a deceased HP employee, distribution forms will be provided to you by the USESC. Completed forms should be returned to the USESC who will forward them to TAXCAP Administration for processing.

 If you elect a direct rollover form of payment, no federal or state income tax withholding will apply to the amount directly rolled over. If you elect to have a portion of your TAXCAP account paid directly to you, that portion of the distribution plus any loan balance outstanding in your account will be subject to mandatory 20 percent federal income tax withholding and, where applicable, elective state income tax withholding. You can avoid the mandatory federal income tax withholding by electing to roll over 100 percent of your distribution through the direct rollover options.

 If you elect to be paid in HP stock for your investments in the TAXCAP HP Stock Fund, you will receive an HP stock certificate for the equivalent number of whole shares in your TAXCAP HP Stock Fund. The remainder of your TAXCAP account after the stock shares are issued will be paid in cash. This distribution is subject to the mandatory 20 percent federal income tax withholding. However, income tax will be withheld only to the extent of your cash distribution.

 If your account is less than $5,000, and you do not request a distribution, your account will be paid out as a lump sum cash distribution. Once a quarter, accounts of all terminated employees are reviewed. If your account balance is less than $5,000, a letter will be sent to your home address as it appears on the Fidelity system informing you that your account will be distributed as a cash distribution unless you make an election within 60 days. If no election is made, and your account remains less than $5,000 after the 60 days, your account will be distributed in cash. If after the 60 days, your account balance exceeds $5,000, no automatic distribution will occur.

 If you do not request a distribution before you reach age 65, Fidelity will automatically distribute your account balance to you in cash at age 65.

 If you have a loan outstanding at termination see Loan Outstanding at Termination on page 173.

 While You Are an HP Employee Age 59 1/2 and Hardship Withdrawals

 Withdrawals from TAXCAP are available after age 59 1/2. After you reach age 59 1/2, you may withdraw all or part of your account. The minimum amount you can withdraw is $1,000, or if there is less in the account, the entire value of the account. The withdrawal will be subject to mandatory 20 percent federal income tax withholding unless it is directly rolled over. The withdrawal will not be subject to the 10 percent early withdrawal tax penalty.

 Hardship withdrawals are available to participants who meet certain stringent Internal Revenue Service (IRS) requirements. The maximum withdrawal amount available is specified by IRS Regulations. The following financial needs qualify a participant for a TAXCAP hardship withdrawal:

    o  Unreimbursed medical expenses for you, your spouse or dependents.

    o  Purchase or construction of your principal residence.

    o Payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, your children, or dependents.

    o Prevention of eviction from or foreclosure on the mortgage on your principal residence.

    o  Funeral expenses of a family member.

 As a further requirement for applying for a hardship withdrawal, you must exhaust all other financial resources available to you. One of these resources is loans available through TAXCAP. You must have two TAXCAP loans outstanding prior to applying for a hardship withdrawal. If you are not eligible to apply for a loan, then you may apply for a hardship withdrawal directly.

 As a condition of receiving your hardship withdrawal, the IRS requires that you will be unable to contribute to TAXCAP or the Stock Purchase Plan until the beginning of the quarter following one year from the date of your hardship withdrawal. The combined amount of your contributions into TAXCAP for the year you request a hardship withdrawal and the next calendar year will be limited to the next year's maximum employee pre-tax contribution limit as set by the IRS ($10,000 for calendar year 1998).

 The minimum withdrawal amount is the lesser of $1,000 or all that is available. All withdrawals are subject to mandatory 20 percent federal income tax withholding unless directly rolled over. Hardship withdrawals may be subject to a 10 percent early withdrawal tax penalty. There are exceptions to the 10 percent tax penalty so you should consult your accountant or tax advisor. Withdrawals are funded through the sale of your TAXCAP investments beginning with the most conservative and progressing to the most aggressive investment fund.

 To request a withdrawal, call Fidelity at 800-457-4015 for your maximum available withdrawal amount and an application. Fill out the required information and mail the application to Hewlett-Packard Company, TAXCAP Administration, 3000 Hanover Street, Palo Alto, California, 94304, MS 20BAX.

 In-service withdrawal requests are processed each business day by TAXCAP Administration, and checks are issued from Fidelity within seven business days after the application is received by TAXCAP Administration.

 Special rules apply for in-service withdrawals for certain acquisition employees, (see page 173 for details).

 How You Can Borrow From Your Account

 While you are an active employee, regular full-time or regular part-time, you can borrow from your TAXCAP account. You cannot borrow from your account if you are on a medical, military, personal, or Family and Medical Leave Act leave of absence, or receiving benefits under the Income Protection Plan.

 The maximum loan amount available is 50 percent of the account balance (including outstanding loan amounts) on the date of valuation less any loan balance outstanding. The total of all loans is limited to $50,000 minus the highest loan balance outstanding during the prior 12-month period. Loans are subject to a $1,000 minimum. No more than two loans can be outstanding at any time.

 This chart shows the maximum outstanding loan amount you may have at any one time.

     If your TAXCAP Account        The maximum/outstanding
           balance is...               loan amount is...
     ----------------------        -----------------------

     $2,000 - $100,000             50 percent of account balance

     $100,000+                     $50,000

 To initiate a loan, call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the loan process and inform you of any restrictions that may apply (maximum allowable loan amount, etc.)

 Your eligibility for a loan is based on your account value as of the date you call Fidelity to request a loan.

 Once the details of the loan transaction have been agreed to and confirmed by phone, the Fidelity representative will generate a TAXCAP Loan Agreement and Promissory Note that will be mailed to your home address on file at Fidelity. Upon receipt of the TAXCAP Loan Agreement and Promissory Note, you must review the information to make sure everything is correct. The loan amount will be liquidated from your account on the same day that you call (if the call is received at Fidelity before 4:00 p.m. Eastern time). Your loan check will automatically be generated from Fidelity and mailed to your home address on file at Fidelity on the second business day after the original call from you to initiate the loan. There is endorsement disclosure information on the back of the loan check that states by endorsing the loan check, you have entered a legally binding contract with TAXCAP, and that you have agreed to all the terms and conditions under the loan provisions in the Hewlett-Packard Company Tax Saving Capital Accumulation Plan. If the terms in the TAXCAP Loan Agreement and Promissory Note are not correct, do not sign, cash or deposit your loan check. Call a Fidelity plan repre-sentative immediately at 800-457-4015.

 Special rules apply for loans for certain acquisition employees (see page 173 for details).

 How Your Loan Is Funded

 Your loan will be funded through the sale of your TAXCAP investments in the following order:

      Fidelity Retirement Money Market Portfolio
      Fidelity Intermediate Bond Fund
      Fidelity Spartan  U.S. Equity Index Fund
      Fidelity Growth & Income Portfolio
      Fidelity Magellan Fund
      Fidelity Contrafund
      Templeton Foreign Fund
      Pilgrim Baxter Growth Fund
      Hewlett-Packard Stock Fund

      FOR EXAMPLE:

      You have a total of $30,000 in TAXCAP investments. You have $10,000 in the Retirement Money Market Portfolio. $10,000 in the Intermediate Bond Fund and $10,000 in the Magellan Fund. If you want to take a $15,000 loan, $10,000 will come from your Retirement Money Market Portfolio and the remaining $5,000 will come from your Intermediate Bond Fund.

 How You Repay Your Loan

 You repay your loan through automatic, irrevocable payroll deductions. You can choose to repay the loan over one, two, three, or four years. TAXCAP loan interest rates are determined by the prime rate on the last business day of the month preceding the loan request plus 1/2 percent. The loan interest rate may change monthly. TAXCAP loans are amortized on a semi-monthly basis. Amounts repaid are reinvested semi-monthly based on your investment elections (mixes) in effect at the time of reinvestment.

 Payroll deductions for your loan will begin approximately two weeks after receipt of the loan distribution check. Repayments, including interest paid, will be taken out of your paycheck each payday. Payroll deductions CANNOT be discontinued until the loan is fully repaid.

 Loan Prepayment

 If you wish, you may prepay the full amount of the outstanding principal and accrued interest without penalty. You cannot make partial prepayments except in the case of certain leaves of absence.

 To initiate a prepayment, you can call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the prepayment process. The Fidelity representative will provide you with the prepayment amount and the terms of the prepayment transaction.

 Once you have agreed to the terms of the prepayment, send a money order,
 cashier's check or HP Credit Union teller check   payable to "Fidelity
 Investments" to:

     Fidelity Investments
     Client Service Operations
     P.O. Box 9029
     Boston, MA 02205-9029

 The prepayment will be invested according to your investment elections (mixes) on file at the time of repayment to the TAXCAP trust fund. The next statement that you receive will reflect that your loan is paid in full.

 If you are transferring to a foreign entity or to HP's Flex Force as an Internal Temporary Worker, you must prepay your loan in full prior to transfer.

 Loan Repayment While On Leave of Absence

 If you have a TAXCAP loan outstanding and you are receiving a disability benefit (medical leave only) your loan repayment will be taken from your disability benefit and any FTO pay you receive from HP.

 If you have a TAXCAP loan outstanding and you are on an unpaid leave of absence, your loan repayments will be suspended. When you return from the leave of absence, your loan payroll deductions will resume. The Internal Revenue Code and Internal Revenue Service (IRS) regulations do not permit a TAXCAP loan to be extended beyond the 60th month from the date the loan was taken. If the 60th month is reached while you are on a:

    o  medical leave of absence (also during the Family and Medical Leave Act
       (FMLA) entitlement period for one's own illness), your outstanding loan amount and accrued interest will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income.

    o personal leave of absence (also during the FMLA entitlement period for reasons other than one's own illness) or military leave, your outstanding loan amount will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income. You will also have to pay a 10 percent penalty.

 YOU CAN PREPAY THE LOAN IN FULL PRIOR TO THE 60TH MONTH AND AVOID TAXATION IN THAT YEAR.

 If you desire to make your loan payments during a personal leave of absence, the loan repayment procedure is as follows. You can initiate the process by calling TAXCAP Administration. They will determine the amount and timing of the repayment. You will be requested to forward your money order, cashier's check or HP Credit Union teller check made payable to Fidelity Investments. You will be given instructions on the rest of the process during the call. If applicable, you will resume payroll deductions upon returning to work. Repayments will be invested according to your investment election (mixes) on file at the time of repayment to the TAXCAP trust fund.

 Loan Outstanding at Termination

 If you leave HP while a loan is outstanding, the amount you owe will be subtracted from the payout of your TAXCAP account. For income tax purposes, HP will report the amount you owe on your loan as part of the total payout you received from the Plan. Therefore, the entire amount distributed from the Plan including the outstanding loan amount and interest due is taxable income and subject to 20 percent mandatory federal income tax withholding unless the part of your account actually distributed from TAXCAP is subject to a direct rollover. You can defer taxation on your loan amount by rolling over this amount to an Individual Retirement Arrangement (IRA) or a qualified plan within 60 days of the distribution. Once a quarter, accounts of terminated employees are reviewed. Terminated participants who have a TAXCAP loan outstanding will be sent a letter to their address on file at Fidelity to notify them that the outstanding loan balance will be defaulted to a taxable distribution unless the loan is repaid in full within 60 days.

 Special Rules For Acquisition Employees

 If you were formerly employed by Avantek, AOT, EEsof, or Colorado Memory Systems (CMS) and had money transferred from the Avantek, AOT, EEsof or CMS plan to TAXCAP, there are special TAXCAP rules described in this section that apply to you. In addition to cash or HP stock distributions upon termination of employment, you may also receive your distribution in
 installments or various annuity forms of benefit   single life, joint and
 survivor or term certain annuities. Former Avantek, EEsof and CMS plan participants may also elect an in-service withdrawal of any money formerly attributed to a rollover account in the Avantek, EEsof, and CMS plans.

 Upon termination of employment, you will need spousal consent to receive your distribution in any form other than a joint and survivor annuity. You will also need spousal consent to receive in-service withdrawals (at age
 59 1/2, for hardship, or for an Avantek rollover account) as well as for loans.

 Loan requests for acquisition employees will be processed through TAXCAP Administration on a daily basis. Acquisition employees can call Fidelity at 800-457-4015 to request a loan application. Fidelity will mail the application to the home address on file. You will need to check the appropriate marital status on the application, sign the application, and, if you are married, have your spouse sign the consent for the withdrawal and have the spousal consent form witnessed by a notary public. The completed forms need to be mailed to TAXCAP Administration at Corporate Offices for processing. TAXCAP Administration will review the application for accuracy and release the loan for processing by Fidelity. Fidelity will issue the loan check on the next business day after the loan application has been approved and released by TAXCAP Administration.

 The rules regarding beneficiary designations described at page 166 will apply to you. In addition, if you name someone other than your spouse as beneficiary before the plan year in which you turn age 35, you must complete a new beneficiary form in the plan year you turn age 35 or your spouse will automatically become your beneficiary.

 Special claim forms for former Avantek, AOT, EEsof, and CMS plan partici-pants have been prepared and will be provided to you as needed. These forms will reflect the special rules described in this section.

 How To Make Changes Or Receive Your Money

 This chart provides a brief summary of how to change the way you are participating in TAXCAP and to receive money from your account. You You also visit the TAXCAP Web site at http//:persweb.corp.hp.com/benefits/taxcap/txcpinfo.htm

 ------------------------------------------------------------------------
  If You Want To...            You Need To...
  ---------------------        -------------------------------------------
  Enroll in the Plan if        Call TABS at 800-262-TABS or Telnet 857-TABS
  you declined partici-        and enroll in TAXCAP. You must enter your
  pation when you were         desired TAXCAP contribution rate and specify
  hired.                       the investment mix you want in whole percent
                               increments. Investment mixes must total 100 percent. Once you have enrolled in TAXCAP, TABS will tell you when you are eligible to begin contributions. Upon enrollment, it is your responsibility to complete a beneficiary designation form for TAXCAP and return it to the USESC.

  Change your contribu-        Call TABS and make the desired TAXCAP
  tion rate.                   contribution rate changes.  TABS will tell
                               you when your changes will become effective.

  Stop making contribu-        Call TABS and change your deferral to 0.  Your
  tions into TAXCAP (that      contribution will stop as of the first possible
  is change the percentage     possible pay period after you call TABS.  TABS
  to zero).                    will tell you when your contributions will be
                               stopped.

  Resume making contribu-      Call TABS to re-enroll. TABS will tell you
  tions to TAXCAP (re-enroll)  when you are eligible to begin contributions
  after you have stopped.      again.

  Resume making contribu-      Take no action. Your contributions will resume
  tions after a period of      automatically at the previous percentage when
  suspension due to a formal   you return. If you wish to change your percent-
  leave of absence.            age or cease contributions entirely, call TABS
                               on your return. TABS will tell you when your contribution amount will be changed or stopped.

  Change your beneficiaries.   Complete a new beneficiary form. If you are
                               married and your spouse is not named as your sole beneficiary, your TAXCAP account will be distributed to your spouse upon your death unless the spousal consent section on the beneficiary form is completed. The change in beneficiary will be effective when the comple-ted beneficiary form is received by USESC.

  Change the investment mix    Call Fidelity Investments at 800-457-4015.
  of your current contribu-
  tions.

  Transfer assets between      Call Fidelity Investments at 800-457-4015.
  the various investment
  alternatives.

  Apply for a withdrawal       Call Fidelity Investments at 800-457-4015
  after age 59 1/2.            to obtain an application. Once Fidelity mails
                               you the application, sign it and send it to TAXCAP Administration, 3000 Hanover Street,
                               MS 20BAX, Palo Alto, CA 94304.

  Apply for a hardship         Call Fidelity Investments at 800-457-4015
  withdrawal.*                 to obtain an application. Once Fidelity mails
                               you the application, sign it and send it to TAXCAP Administration, 3000 Hanover Street,
                               MS 20BAX, Palo Alto, CA 94304.

  Apply for a loan.*           Call Fidelity Investments at 800-457-4015 to
                               initiate a loan. Once you have agreed to the terms of your loan, your account will be liquidated for the loan amount. The TAXCAP
                               Loan Agreement and Promissory Note and loan check will be mailed to you.

  Elect payout options.**      To receive payment of your TAXCAP
                               account balance you should call Fidelity
                               at 800-457-4015 after you have received
                               the TAXCAP termination kit from Fidelity.
  ------------------------------------------------------------------------
  * Special rules for certain acquisition employees apply here (see page 173 for details).
  ** Special rules for certain acquisition employees apply here (see page 173 for details)

 How To Claim Benefits

 To receive payment of your TAXCAP account balance, follow the procedures under When Payouts are Made on page 170.

 If information provided by you results in incorrect benefit amounts (whether the information is false, wrong or incomplete), the benefit amount will be adjusted. If TAXCAP pays a larger benefit amount than it should have, reasonable steps will be taken to recover the overpayment.

 If a Qualified Domestic Relations Order has required TAXCAP to set aside a portion of your account for payment to your ex-spouse or children, you will have no rights to that portion of the value of your account. If TAXCAP determines that a person who is to receive benefits has become unable to handle them properly, HP may make any reasonable arrangement to distribute the benefits on the person's behalf.

 If A Claim Is Denied

 If all or part of a claim is denied, HP will notify the claimant (you or your beneficiary) in writing, within 90 days after the claim is received. This notice will explain:

    o Why the claim was denied and the specific Plan provisions on which the denial is based.

    o  What additional information is needed and why.

    o  How to appeal the denial.

    o  The Plan's review procedure.

 If you or your beneficiary do not receive this notice within 90 days after HP receives the claim, you or your beneficiary can consider the claim denied. To appeal a claim denial, use the procedure described in the next section.

 How to Appeal a Denied Claim

 You or your beneficiary can appeal a denied claim by submitting a written request for the appeal to the Plan's Review Panel. You or your beneficiary must make the request within 60 days after the date of the denial. If you or your beneficiary do not receive a written denial, you must make the request within 150 days after the date you first filed the claim.

 Send the written request to:

    Review Panel Under the Hewlett-Packard Company
    Tax Saving Capital Accumulation Plan
    3000 Hanover Street, 20BAX
    Palo Alto, CA 94304

 The request must explain why you or your beneficiary believe an appeal is in order and it must include supporting facts and any other pertinent information. HP will let you or your beneficiary review any pertinent documents which legally can be disclosed in preparing the request.
 The Review Panel will act upon the request within 60 days after receiving it. The Panel may ask for additional time, but a decision, in writing, will be given within 120 days after the date of the written request for appeal. You or your beneficiary will receive a written explanation of the reasons for the Panel's decision. If you or your beneficiary do not receive notice of the Panel's decision by the end of the 120-day period, you may consider the appeal denied.

 If the Panel decides that benefits should have been paid, HP will take whatever action is necessary to pay them as soon as possible after receiving notice of the Panel's decision.

 You Cannot Assign Benefits

 No action can be taken to assign your interest in the Plan or your account to anyone other than you. However, a court order that divides your benefits under this Plan as part of a marital settlement agreement will be allowed if it is a Qualified Domestic Relations Order as defined by law and approved by HP.

 How You Can Make Rollover Contributions

 If you are a newly hired or rehired employee, you may be able to make a rollover contribution to the Plan. You may do this as described in this section if the check is made payable to you. You may also make a direct rollover, as prescribed by law, into TAXCAP if the check is made payable to Fidelity Investments as trustee of TAXCAP.

 A rollover contribution is a contribution you make to the Plan with the funds distributed to you from another qualified retirement plan in order to preserve the tax deferred status of the money. A rollover contribution will be allowed if HP decides that all IRS requirements have been met.

 There are two situations when you may make a rollover contribution to TAXCAP with a payout from a qualified retirement plan from a previous employer:

    o You are still in possession of the payout made payable to you and less than 60 days have elapsed since the date the payout was received by you.

    o  You originally rolled the payout into a new and separate IRA.

 Contact the U.S. Employee Service Center or go to the Human Resources Web site for a rollover contribution form if you think you are qualified.

 What Circumstances Can Affect Your Benefits

 The chart below describes situations which can affect your benefits.

 This Situation           Has This Effect on Your Account
 ---------------------    ------------------------------------------

 You leave HP.            Your contributions and HP's contributions end.
                          You may elect a payout option of HP stock, and/or cash, or direct rollover to a Fidelity Investments
                          IRA or other IRA, or qualified plan of your choice.
                          TAXCAP termination distributions are processed after you notify Fidelity by phone of your payout option.

 You take an unpaid       Your contributions and HP's contributions
 personal, military       are suspended during leave of absence. Your
 or Family and Medical    contributions and HP's contributions resume
 Leave Act leave of       automatically once your return to active
 absence.  You take       employment status.  You are not eligible to
 a medical leave of       take a loan while on leave of absence.
 absence and are not
 integrating FTO with
 IPP.

 You are on medical       You may continue your contributions and HP's
 leave of absence,        contributions under TAXCAP.  The amount contributed
 you are disabled         will be a percentage of both your IPP benefits and
 and the HP Income        the FTO pay you receive from HP while on IPP.
 Protection Plan,         You are not eligible to take a loan while on IPP.
 integrating FTO
 and in the first
 90 days of dis-
 ability.

 You are on medical       As with FTO accrual and the Stock Purchase Plan,
 leave of absence,        you will no longer be able to continue contribu-
 you are disabled and     tions to TAXCAP.  You are not eligible to take a
 have been on the         loan while on IPP.
 Income Protection
 Plan for 90 days.
 You are still
 integrating FTO
 benefits.

 You die.                 Your contributions and HP's contributions end.
                          Your beneficiaries may elect a payout option of
                          HP stock, and/or cash or a direct rollover to
                          an IRA. TAXCAP termination distributions are processed after payment application forms from the beneficiary are received by TAXCAP administ-
                          ration.
 ---------------------------------------------------------------------------

 If You Leave and Are Rehired

 If you leave HP and are rehired, you will be automatically enrolled in TAXCAP on your rehire date unless you decline participation.

 Under no circumstances will you receive a payout while on HP's payroll. Payment cannot be made until you leave HP or die.

 When Your Participation Is Automatically Suspended

 Your participation in TAXCAP is automatically suspended while you are on:

    o  A leave of absence without pay

    o  A non-U.S. Hewlett-Packard payroll

    o The HP Income Protection Plan after 90 days of disability. (The suspension will start with the pay period after the 90th day. However, your contributions before the 90th day will be eligible for HP's contributions.)

 During this time, you cannot make contributions and HP will not make any matching contributions to your account. Your account will continue to share in the performance of the investment alternatives you have selected. Your contributions will automatically resume when you return to active employment status.

 Upon returning to employment from "military service" as defined in the Uniformed Services Employment and Reemployment Rights Act (USERRA), you have the right to make contributions into TAXCAP for the period of your unpaid military leave of absence. If you elect to make such contributions, HP will also make a company match. The amount of your contributions and company match will be as allowed by TAXCAP and USERRA. If you wish to make such contributions, contact TAXCAP Administration.

 How Your Contributions May Be Limited

 The Internal Revenue Code places a combined limit on the amount you may contribute to TAXCAP and all other 401(k) plans during a calendar year. For calendar year 1998, this limit is $10,000 for all 401(k) plans combined. This limit does not include HP's matching contributions.

 In addition, the IRS requires the Plan to pass a special test called a non-discrimination test designed to ensure a fair mix of contributions and HP's contributions among employees at all income levels. If the Plan does not meet the test, it may be necessary to reduce the contribution rate of higher-paid participants from time to time. If so, the percentage of pay that those participants may contribute may be reduced below 10 percent. You will be notified if you are affected by this test.

 TAXCAP contributions may only be taken from the first $160,000 of covered compensation (generally, wages or salary, commissions and shift differential) in the plan year January 1, 1998 through December 31, 1998. This limitation will be periodically adjusted for cost of living by the Secretary of the Treasury.

 TAXCAP Participation Does Not Affect Your Other HP Benefits

 Although participating in TAXCAP reduces your taxable pay, it does not affect your Social Security or other pay-related HP benefits, nor will participation affect future pay increases.

 Changing or Ending The Plan

 Although HP expects to continue the Plan indefinitely, HP reserves the right to amend or terminate the Plan at any time. No amendment of the Plan will reduce the benefits that any participant has accumulated before the date the amendment is adopted, except as allowed by law.

 The assets of the trust fund exist to provide benefits under the Plan and to pay reasonable expenses of administering the Plan. No amendment may divert any part of the assets for other purposes.

 If the Plan is terminated, each participant retains a 100 percent vested non-forfeitable right in his or her Plan accounts. No part of the trust funds will revert to HP.

 Under present law, the Pension Benefit Guaranty Corporation does not insure the adequacy of trusts such as TAXCAP. Therefore, benefits under TAXCAP are not insured.

 This Plan is subject to Internal Revenue Service approval under the Internal Revenue Code. The Plan and this book are subject to any changes required by the Internal Revenue Service to meet applicable federal rules and regulations.

 Income Tax Withholding

 The Unemployment Compensation Amendments of 1992, impose a mandatory 20 percent federal tax withholding rate on distributions that are not directly and immediately rolled over to an individual retirement account or individual retirement annuity (both referred to as IRAs) or to another qualified retirement plan.

 If you request that any portion of your TAXCAP account balance be paid directly to you, 20 percent of that distribution will automatically be withheld for federal income taxes. In general, this applies to most distributions, e.g., a distribution upon termination from HP, a withdrawal at or after age 59 1/2 or a hardship withdrawal but not a TAXCAP loan.

 The Company will provide you with a statement entitled TAXCAP Special Tax Notice Regarding Plan Payments whenever you make a withdrawal from the Plan. This statement will give you general information about taxation of your benefits at the time your benefits are payable.

 Special rules apply for payments made to individuals who live outside the U.S.

 How The Plan Is Funded

 HP makes its contributions to the Plan's trust fund based on the amount contributed by Plan participants. Assets in this trust are invested according to the directions of the Plan participants within the guidelines established by HP.

 All the money in this trust is used exclusively for providing Plan benefits to eligible employees and beneficiaries and for paying the cost of administering the Plan.

 How The Stock Purchase Plan Compares To TAXCAP

 The following chart compares the Stock Purchase Plan to TAXCAP.
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                              A Comparison
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                 Stock Purchase Plan         TAXCAP
                 ------------------------     ------------------------------
 Eligibility     Regular full-time and        Regular full-time and
                 regular part-time employ-    regular part-time employees
                 ees are eligible on your     are eligible on your hire date.
                 hire date.                   Enrollment is automatic if
                                              hired on or after February 1,
                                              1998 unless you decline
                                              participation.

 Earliest Date   On your hire date if you     Automatically, on your hire
 Participation   timely enroll in the Stock   date if hired on or after
 Starts          Purchase Plan.  Otherwise    February 1, 1998 unless you
                 any February 1, May 1,       decline participation.  If
                 August 1 or November 1       you decline participation,
                 thereafter.                  in any pay period thereafter.

 Employee        Generally 1 to 10 percent    Generally 1 to 10 percent
 Contributions   percent of pay.  Combined    of pay, or 1 to 20 percent
 (See table,     maximum of 10 percent if     of pay depending on your
 page 167)       you are in both Plans and    TAXCAP annual compensation.
                 the Stock Purchase Plan      (For combined Plan rules see
                 at more than 5%. (For        see table on page 167.)
                 combined Plan rules, see
                 table on page 167.)

 Company Shares  For every two Employee       One dollar for every dollar
 or Matching     Shares you purchase, HP      you contribute for the first
 Contributions   contributes one share.       1 percent, 2 percent or 3
                 The Company Shares are       percent of your pay.  $.50
                 subject to a two-year        for every dollar on the next
                 restriction period.          2 percent of your pay.  No
                                              HP match above 5 percent of
                                              your pay.

 Income Taxes    Income taxes are withheld    Federal and most state income
 on Employee     from your contributions.     taxes are not withheld from
 Contributions   Taxes are also withheld      from your contribution amounts.
                 at the time of purchase
                 at quarter end, if the
                 valuation price is greater
                 than the purchase price.

 Withholding     Income taxes are withheld    Federal and most state income
 Taxes on        on Company Shares at the     taxes are not withheld from
 Company         end of the restriction       from company contributions.
 Contributions   period.

 Access to       Unrestricted Shares can      Leaving HP or upon death;
 Funds           be withdrawn or sold at      in-service withdrawals ($1,000)
                 any time.  To receive        minimum) are available at age
                 Company Shares you must      age 59 1/2; in-service hardship
                 hold your Employee Shares    hardship withdrawals are avail-
                 for two years; or upon       able upon meeting certain IRS
                 retirement, permanent        requirements.
                 disability, or death.
                 Company Shares are for-
                 feited upon termination
                 during the two year
                 restriction period.

 Loans From      Not allowed.                  Allowed--$1,000 minimum.
 Account

 Form of         HP stock or cash.             HP stock, cash, direct rollover
 Payout                                        to an IRA or qualified plan, or
                                               a combination.

 Stopping        If you withdraw from the      Your contributions stay in
 Contributions   Stock Purchase Plan, your     trust.  HP contributions are
 During          contributions for the         made at the end of the quarter.
 Quarter         quarter are refunded and
                 no company Shares will be
                 purchased.  If your with-
                 drawal is due to a leave
                 of absence, purchase
                 and match will occur.
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